UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): August 16, 2000

THERAGENICS CORPORATION

(Exact name of registrant as specified in its charter)
                           Delaware                             0-15443                          58-1528626
                   (State or other jurisdiction                (Commission                     (I.R.S. Employer
                        of incorporation)                      File Number)                   Identification No.)

5203 Bristol Industrial Way

Buford, Georgia 30518

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (770) 271-0233

Item 5. Other Events.

On August 16, 2000, the Registrant issued a press release announcing that Indigo Medical, Inc. has exercised an option to exit a marketing and sales agreement with Theragenics Corporation. A copy of the press release is attached as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT:

THERAGENICS CORPORATION

                                        By: /s/  M. Christine Jacobs
                                        M. Christine Jacobs
                                        Chief Executive Officer

                                        /s/ Bruce W. Smith
                                        Bruce W. Smith
                                        Treasurer and Chief Financial Officer

Dated: August 17, 2000

Press Release

Theragenics Regains TheraSeedMarketing
Rights

Company Plans to Broaden Distribution Network

BUFORD, Ga. - Aug. 16, 2000 – Theragenics Corporation

(NYSE: TGX), the Atlanta-based medical isotope and cancer treatment producer, today announced that it has regained the right to directly market and distribute its TheraSeed® product for the treatment of prostate cancer to physicians as well as third-party distributors. For the last three years, Theragenics has been party to an agreement granting Indigo Medical, a Johnson & Johnson Company, exclusive worldwide rights to distribute TheraSeed® for prostate cancer. Indigo has exercised an option to exit this agreement effective August 10, 2001. As a result, Theragenics immediately regains the right to sell TheraSeed® for prostate cancer treatment directly to physicians and to other third-party distributors. Indigo will retain non-exclusive sales and marketing rights to TheraSeed® (for prostate cancer) until August 10, 2001, during which time Indigo will no longer be required to meet minimum sales targets. Until August 10, 2002, Indigo is prohibited from selling a competitive radioactive device for prostate cancer treatment in the markets in which Indigo has distributed TheraSeed®. Theragenics and Indigo have agreed to cooperate to ensure to the greatest extent possible that the needs of TheraSeed® customers are met.

“We are excited by the opportunity to pursue new marketing and distribution channels for TheraSeed®. It’s time to shake things up within our industry with new sales, marketing and distribution initiatives. We want to realize the promise of this wonderful product that cures cancer and places emphasis on the patient’s quality of life after treatment,” said Christine Jacobs, president and chief executive officer. “We believe that the TheraSeed® promise is great – a promise supported by exceptional clinical results, an unblemished safety record, and excellent and consistent quality.”

Ms. Jacobs went on to say, “Prior to our agreement with Indigo in 1997, for 10 years Theragenics was responsible for selling TheraSeed®. Over that period, we were very successful in expanding the market for TheraSeed® sales and simultaneously generating impressive financial results. We are now in a position to take full advantage of the opportunities the market presents, and we plan to do just that.”

Based on Indigo’s notification of termination, Theragenics will record the $5.4 million purchase minimum payment due from Indigo as other income in the third quarter ended September 30, 2000, adding approximately $3.5 million or $0.11 per diluted share to earnings. In its second quarter results, Theragenics recorded this payment as a deferred minimum payment on its balance sheet. As with any significant change, transition challenges associated with this marketing and distribution change may arise that could significantly impact the TheraSeed® market and thereby Theragenics’ financial performance.

Theragenics Corporation, based in Buford, Ga., is the manufacturer of TheraSeed®; a rice-sized device used in the treatment of localized prostate cancer with a one-time, minimally invasive procedure. For additional information on the Company, call Theragenics’ Investor Relations Department at (800) 998-8479. The Company’s common stock is traded on the New York Stock Exchange under the symbol TGX.

Except for historical information contained herein, the matters discussed in this press release, including: Theragenics’ establishment of new sales, marketing and distribution initiatives for TheraSeed®, opportunity to achieve TheraSeed®‘s full market potential, Theragenics’ and Indigo’s cooperation to see that the needs of TheraSeed® customers are met, market opportunities and transition challenges that may arise, are forward looking statements, the accuracy of which may be affected by, among other things, effectiveness and execution of marketing and sales programs of both Theragenics and Indigo, access to alternative distribution channels, continued acceptance of the product by the market, execution and effectiveness of a transition from Indigo to Theragenics, execution and effectiveness of competitors and their ability to capitalize on this period of change, pricing and third party reimbursement, physician training and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

Contact: Theragenics Corporation Director of Investor Relations Ron Warren, 1-800-998-8479 or 770-271-0233 www. theragenics.com

or

Investor Relations Contact:Lippert/Heilshorn
& AssociatesBruce
Voss, 310-575-4848bruce@lhai.com

or

Kim Sutton Golodetz, 212-838-3777

kim@ lhai.com

or

Media

Elissa Grabowski, 212-838-3777

elissa@lhai.com

www.lhai.comor

Public Relations Contact:
The Headline Group
Media
Tracy Louthain, 404-262-3000
tlouthain@headlinegroup.com